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                                   EXHIBIT 10

              Amendment to Warrant Agreement dated November 9, 1999

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                         AMENDMENT TO WARRANT AGREEMENT


     Amendment No. 1 dated November 9, 1999, to that certain Warrant Agreement between Universal Automotive Industries, Inc. (the "Company") and Continental Stock Transfer & Trust Company dated as of December 22, 1994 (the "Warrant Agreement").

     Pursuant to Section 4.14 of the Warrant Agreement, the Company hereby amends the following provisions of the Warrant Agreement effective as of December 15, 1999:

     Section 2.1. The Exercise Price of the Warrants is hereby reduced from $7.00 per share to $2.25 per share.

     Section 2.2. Each Warrant may not be exercised after 5:00 p.m., New York City time on the earlier of (i) December 31, 2000, and (ii) the business day immediately preceding the Call Date.

     Section 4.1. Section 4.1(a) of the Warrant is hereby deleted and is replaced with:

     (a) In the event that the Company, after 5:00 p.m., New York City time on December 15, 1999 either (i) declares a dividend or makes a distribution on the outstanding shares of its Common Stock in shares of its Common Stock;
     (ii) subdivides the outstanding shares of its Common Stock into a greater number of shares; (iii) combines the outstanding shares of its Common Stock into a smaller number of shares, or (iv) issues any shares of its capital stock by reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation). In each case, the Exercise Price, and the number of shares of Common Stock issuable upon exercise of each Warrant, in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination, or reclassification, shall be proportionately adjusted so that the holders of each Warrant after such time shall be entitled to receive the aggregate number and kind of shares which, if such Warrant had been exercised immediately prior to such time, such holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination, or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur.

     Section 4.1(b), (c) and (d). These Sections and any references to such sections contained in the Warrant Agreement are hereby deleted.

     Section 4.4. This Section is hereby deleted.

     In all other respects, the Warrant Agreement remains in full force and effect.



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     IN WITNESS WHEREOF, this Amendment No. 1 to the Warrant Agreement has been duly executed by the Company as of the day and year first written above.


                                             UNIVERSAL AUTOMOTIVE INDUSTRIES,
                                             INC.


                                              By: /s/ Arvin Scott
                                                  ----------------------------
                                                  Name: Arvin Scott
                                                  Title:   President